Exhibit 10.22

October 21, 2010

PRIVATE AND CONFIDENTIAL

Paul Riddlestone

Dear Paul,

RE:	Offer of Employment

This offer letter serves to set out the terms and conditions attaching to your offer of full-time employment with Canada Goose Inc. (Referred to as CG throughout this document).

Term

This employment relationship is for an indefinite term and is terminable only in accordance with “Termination” below. Your employment will commence on a date to be mutually agreed upon based on travel arrangements, housing etc. As discussed, we are eager to have you start with us as soon as possible.

Position

Your role at CG will be Vice President of Manufacturing. This position will report to the President / CEO, Dani Reiss.

Remuneration

The starting salary for this position is $190,000.00CAD per annum, less all required deductions, paid biweekly and a bonus of up to 15% annually based on the achievement of Goals and Objectives. An additional 5% bonus may be awarded based on Corporate Gross Margin.

An initial performance review will take place within 90 days of commencing employment with CG. Thereafter, performance reviews will take place bi-annually.

Car Allowance

You will be provided with a car allowance valued at CAD$400.00 per month taxable at source.

Probationary Period

During the probationary period of three months (90 Days) from the commencement date as set out under the “Term”, CG may terminate the Employee’s employment for any reason whatsoever without cause, notice, or payment in lieu of notice.

Immigration Requirements

We will initiate the process with the Canadian government to secure a visa for you as quickly as possible so you will be allowed to work in Canada. This will be at Canada Goose’s expense. Employment is conditional upon securing and maintaining the necessary authorization for you to work in Canada.

If you voluntarily terminate your employment with Canada Goose within two years from your relocation date, you will be required to reimburse the Company for the expenses incurred for this process.

Relocation

1.	Shipping: The Company will bear the costs of shipping your personal and household belongings up to a maximum of one 40’ tractor trailer load in one single ground shipment. Rhonda Misener will work with you and our local suppliers to make the arrangements for your shipment.

2.	Relocation Trip: In the event that you choose not to drive here, you and your family will travel coach class to Canada. Any other travel while on local or enroute vacation will be at your expense.

3.	The Company will reimburse you a maximum of $2.000CAD per month for reasonable actual living expenses while awaiting your move into permanent housing. This reimbursement period will not exceed a total of 90 days unless extended with my approval.

Family Travel Allowance

Canada Goose will provide you with a flight back to visit family in South Berwick, ME once per month for a maximum of 3 months. Please coordinate these flights through Tina Ivancic, Executive Assistant.

Benefits

Upon the start of your employment at Canada Goose, you will be entitled to receive the salaried employee benefits (currently Great West Life) which CG provides. A copy of our current benefits pamphlet will be provided on your 1st day. CG reserves the right, in its sole discretion, to alter or eliminate any benefits. All benefit premiums are paid 100% by the company except for the Long Term Disability. The premium for LTD is calculated based on your base salary and deducted from bi-weekly pay. This allows any claims LTD claims to be free of tax.

Company Policies

On your start date you will be provided with a copy of CG current company policies. You agree that this offer of employment is contingent on you having read the policies and you having agreed to be bound by the terms contained therein.

Expenses

All reasonable out-of-pocket business expenses will be reimbursed by CG upon receipt of appropriate documentation of such actually incurred expenditure. Any major expenses must be authorized in advance.

Vacation

You are entitled to 4 weeks of vacation per calendar year, which vacation should be scheduled by you with a view of the reasonable business needs of CG. Also, all vacation requests must be approved in advance by the President / CEO.

For 2010, your 4 weeks’ vacation entitlement is pro-rated based upon your start date.

Confidential Information

The term “Confidential information” means information and data not known generally outside CG. Concerning CG’s business and technical information, including, without limitation, information relating to Inventions, as defined below, customer lists, pricing policies, lists of suppliers, patents, trade marks, payment terms, terms of sale including special customer discounts or concessions, customer sales volumes, marketing knowledge and/or information, production knowledge and/or information, knowledge and/or information regarding CG competitors.

It is understood that Confidential Information does not include:

(a)	information which is or becomes generally available to the public or within the industry through no act or omission on your part; or

(b)	information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that you shall, as soon as practicable, give CG prior written notice of such required disclosure in order to afford CG an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, you may disclose such information without liability).

You agree that all Confidential Information is the property of CG and shall remain so and that the disclosure of any Confidential Information would be highly detrimental to the best interests of CG and could severely damage the economic interests of CG Except as otherwise herein provided, you agree that during the Term and thereafter, you will hold in strictest confidence, and will take all necessary precautions against unauthorized disclosure of, and will not use or disclose to any person, firm or corporation, without the written authorization of CG, any of the Confidential Information, except as such use or disclosure may be required in connection with your work for CG hereunder. You understand that this Agreement applies to computerized and electronic, as well as written information.

Upon and following the termination of this Agreement, you agree that you will not take with you any Confidential Information that is in written, computerized, machine-readable, model, sample, or other form capable of physical delivery, without the prior written consent of CG. You also agree that, upon the termination of this Agreement, you shall deliver promptly and return to CG all such materials, along with all other property of CG, in your possession, custody or control and you shall make no further use of same. Should you discover any such items after the termination of this Agreement; you agree to return them promptly to CG without retaining copies of any kind.

Inventions

The term “Inventions” means any intellectual property including without limitation, all technological innovations, discoveries, inventions, designs, formulae, know-how, tests, performance data, processes, production methods, software, improvements to all such property and the like, regardless of whether or not patentable, copyrightable, or subject to trade-mark and further includes any recorded material, notes or records defining, describing or illustrating any such intellectual property.

With respect to any and all Inventions which you, either by yourself alone or together with others, make, conceive, originate, devise, discover, develop or produce, in whole or in part, during the period of your employment with CG hereunder or during, in whole or in part, the 12 month period after your employment hereunder and which such inventions arise or relate, directly or indirectly, to your performance of your obligations under this Agreement delivered hereunder, you agree:

(a)	to keep notes and written records of any such work, which records shall be provided to CG and made available at all times for the purposes of evaluation and use in obtaining patents, trademarks or copyrights or as a protective procedure;

(b)	to disclose fully and promptly to CG any and all such Inventions, regardless of whether or not made, conceived, originated, devised, discovered, developed or produced by you or others on your behalf either during your working hours or in connection with the work assigned to you by CG;

(c)	that all models, instructions, drawings, blueprints, manuals, letters, notes, notebooks, books, memoranda, reports, software code listings, or other writings made by you or which may come into your possession during the Term of this Agreement and which relate in any way to or embody any Confidential Information or relate to your employment hereunder or any activity or business of CG, shall be the exclusive property of CG and shall be kept on CG premises, except when required elsewhere in connection with any activity of CG and shall be available to representatives of CG at all times for the purpose of evaluation and use in obtaining patents, trademarks or copyrights or other protective procedures;

(d)	that CG is and shall be the sole owner of all intellectual and industrial property rights in any and all such Inventions and that you hereby irrevocably assign and agree to assign all right, title and interest in such Inventions to CG or its nominee without any additional compensation to it and that you will sign all applications for, and assignments of, patents, trademarks, copyright or other interests therein required by CG and that you will sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Agreement;

(e)	that these obligations under this Article shall continue beyond the termination of your employment with respect to Inventions conceived or made by you during the period of and in connection with this engagement and for the 12 month period after your employment ceases and shall be binding upon your assigns, executors, administrators and other legal representatives; and

(f)	to irrevocably waive any and all of your moral rights in any such Inventions.

Non-Solicitation

You hereby covenant and agree that during the term of this Agreement and for a period of 12 months thereafter, you shall not, for whatever reason, individually or in partnership or jointly or in conjunction with any person, firm, association, syndicate, company, corporation, joint venture, partnership or entity, as principal, agent, employee, shareholder, director, officer, owner, investor, partner, or any other manner whatsoever, directly or indirectly, solicit or induce any customers of CG if such solicitation or inducement causes the customer to cease carrying on business or to diminish its current level of business with CG or solicit or induce any employees of CG to leave employment with CG.

Non-Competition

For a period of 12 months after cessation of employment for any reason, you agree not to indirectly or directly accept employment from or provide services of any kind to any competitor of CG within a 50 kilometre radius of CG premises. For purposes of the foregoing sentence, the parties confirm that any company involved with Manufacture of Down Filled Garments shall be considered a company “competitive” with CG for purposes of this paragraph.

You understand and agree that the Confidential Information, Inventions, Non-Solicitation and Noncompetition provisions above are reasonable, enforceable and independent of one another should any provision be found unenforceable by a court of law. Further, you understand that a breach of any of these provisions during the term of your employment constitutes just cause for termination of employment and that whether during or after the term of employment, such breach causes irreparable harm which may be remedied by injunction and damages.

Termination

This employment relationship is terminable:

(a)	by CG immediately at any time for cause by written notice to you. Without limiting the foregoing, any one or more of the following events shall constitute cause:

i.	theft, dishonesty, or other similar behaviour;

ii.	any neglect of duty or misconduct in discharging any of your duties and responsibilities hereunder,

iii.	any conduct which is materially detrimental or embarrassing to CG, including, without limitation, you being convicted of an offence under the Canada Criminal Code;

iv.	your acceptance of a gift of any kind, other than gifts of nominal or inconsequential value ($50 or less), from any source directly or indirectly related to your employment with CG, unless prior approval by the President (or anyone else who has been designated) has been obtained; or

v.	violation of the CG company policies included with this letter or any other company policies which may subsequently be introduced, including but not limited to, health and safety, sexual harassment, anti-discrimination, and violence in the workplace;

(b)	by you upon providing a minimum of 2 weeks notice in advance, in writing, which notice CG can in its discretion partially or fully waive; or

(c)	by CG without cause at any time by providing you notice or pay in lieu of notice and benefit continuance in accordance with the provisions of the Ontario Employment Standards Act (as amended).

If CG terminates your employment for cause under this Section, CG shall not be obligated to make any further payments to you under this Agreement.

Severability

In the event that any provision herein or part hereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions, or parts hereof, shall be and remain in full force and effect.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to your employment. Any and all previous agreements, written or oral, express or implied between the parties hereto or on their behalf relating to your employment by CG are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

Amendment

This Agreement may be altered, modified or amended only by a written instrument, duly executed by both parties and stating that the alteration, modification or amendment is an addition to and subject to this Agreement.

Non-Merger

Notwithstanding any other provision in this Agreement to the contrary, the provisions of the paragraphs dealing with Confidential Information, Inventions, Non-Solicitation, and Non-Competition hereof shall survive termination of this Agreement and shall not merge therewith.

Notices

Any notice required or permitted to be given to you shall be sufficiently given if delivered to you personally or if mailed by registered mail to your address last known to CG.

Any notice required or permitted to be given to CG shall be sufficiently given if delivered to or mailed by registered mail to CG at its registered office.

Any notice given pursuant to and in accordance with this paragraph shall be deemed to be received by you on the third business day after mailing, if sent by registered mail, and on the day of delivery, if delivered.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

We are delighted that you have chosen to become a salaried employee of CG and look forward to a mutually satisfactory and productive relationship. Please return a copy of this letter duly signed in the place provided below to CG, no later than October 1, 2010.

Yours truly,

CANADA GOOSE INC.

Rhonda Misener

Rhonda Misener Vice President of Human Resources

ACKNOWLEDGEMENT

I, Paul Riddlestone, acknowledge, understand and accept this offer. I have been offered the opportunity to receive independent legal advice and have done so or refrained from doing so of my own volition.

DATED at         Toronto        , on         October 21st        , 2010.

WITNESS:	)
)
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/s/ Brenda Cormier	)	/s/ Paul Riddlestone
Brenda Cormier		Paul Riddlestone